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                                                                   Exhibit 5.1

                      [Letterhead of Mannheimer Swartling]


Telia AB
Marbackagatan 11
S-123 86 Farsta, Sweden


September 30, 2002


Dear Sir or Madam:

         We have acted as special Swedish counsel to Telia AB (publ) (the "Company"), a company incorporated under the laws of the Kingdom of Sweden, in connection with the proposed exchange offer (the "Exchange Offer") by Telia to exchange Telia's shares ("Telia shares"), nominal value SEK 3.20 per share, and American Depositary shares, each representing the right to receive five Telia shares, and certain warrants ("Telia warrants") for all of the issued and outstanding shares, no nominal value, and American Depositary Shares, each representing the right to receive one Sonera share, and certain warrants of Sonera Corporation.

         In this capacity, we have examined a copy of the Registration Statement on Form F-4 (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") on September 30, 2002 under the United States Securities Act of 1933 (the "Securities Act"), as amended, the Articles of Association of the Company and originals, or copies certified or otherwise identified to our satisfaction, of such other documentation, and questions of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

         Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, subject to the receipt of the requisite authorization from the extraordinary meeting of Telia's shareholders relating to the issuance of Telia shares and warrants in connection with the Exchange Offer, upon a decision of the board of directors of the Company to issue the Telia shares, payment in full, registration with the Swedish Patent and Registration Office and delivery, the Telia shares to be issued by the Company in the Exchange Offer and the Telia shares, when issued upon exercise of the Telia warrants under the terms of the warrants fully paid, registered with the Swedish Patent and Registration Office and delivered, will have been duly authorized and will be validly issued in accordance with the laws of the Kingdom of Sweden and the Company's Articles of Association applicable thereto, and will be fully paid and non-assessable.

         The foregoing opinion is limited to the laws of Sweden, and we express no opinion as to the effect of the laws of any other jurisdiction.

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         In addition, in rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                            Very truly yours,

                                            MANNHEIMER SWARTLING ADVOKATBYRA